                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

                                   ----------

                                 SCHEDULE 13D/A

                                 (Rule 13d-101)

                                Amendment No. 73

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   38141G 10 4
                                 (CUSIP Number)

                               Kenneth L. Josselyn
                               Beverly L. O'Toole
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                   May 4, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                  13D
---------------------
------------------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.

------------------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     As to a group consisting solely of Covered Persons(1)                       (a)   [x]
     As to a group consisting of persons other than Covered Persons              (b)   [x]

------------------------------------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: OO and PF (Applies to each person listed on Appendix A.)

------------------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
     (Applies to each person listed on Appendix A.)                                    [ ]

------------------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

------------------------------------------------------------------------------------------
               7.   SOLE VOTING POWER: 0

               ---------------------------------------------------------------------------
  NUMBER OF    8.   SHARED VOTING POWER (See Item 6) (Applies to each person
   SHARES           listed on Appendix A.)
BENEFICIALLY        19,438,336 Voting Shares(2) held by Covered Persons
  OWNED BY          3,660 Shared Ownership Shares held by Covered Persons(3)
    EACH            9,022,318 Sixty Day Shares held by Covered Persons(4)
  REPORTING         2,628,609 Other Shares held by Covered Persons (5)
   PERSON
    WITH       ---------------------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER (See Item 6)
                    As to Voting Shares, less than 1%
                    As to Shared Ownership Shares, Sixty Day Shares and Other
                    Shares, 0

------------------------------------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER (See Item 6):
                    As to Voting Shares, 0
                    As to Shared Ownership Shares, less than 0.01%
                    As to Sixty Day Shares and Other Shares, less than 1%.
------------------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON               31,092,923

------------------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES             [ ]

------------------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                              5.99%

------------------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
     IN as to Covered Persons; CO as to Reporting Entities(1) that are corporations; OO as to Reporting Entities that are trusts

------------------------------------------------------------------------------------------

----------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 6.

(3) "Shared Ownership Shares" are shares of Common Stock (other than Other Shares, as defined below) of which a Covered Person shares beneficial ownership with someone other than the Covered Person's spouse. Each Covered Person disclaims beneficial ownership of Shared Ownership Shares beneficially owned by each other Covered Person.

(4) "Sixty Day Shares" are shares of Common Stock deemed to be beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. Upon acquisition by the Covered Person, these shares will become Voting Shares. Each Covered Person disclaims beneficial ownership of Sixty Day Shares beneficially owned by each other Covered Person.

(5) "Other Shares" include: (i) 432,726 shares of Common Stock held by 22 private charitable foundations established by 22 Covered Persons; (ii) 1,907,422 shares of Common Stock held by certain family members of Covered Persons and by certain estate planning entities established by Covered Persons; (iii) 287,272 shares of Common Stock held in escrow for the benefit of certain Covered Persons; and (iv) 1,189 shares of Common Stock held by the trust underlying The Goldman Sachs 401(k) Plan. Each Covered Person disclaims beneficial ownership of Other Shares beneficially owned by each other Covered Person, and each Covered Person disclaims beneficial ownership of all shares held by any private charitable foundation or any family member of a Covered Person.

                                                                      Appendix A

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Paul R. Aaron
Peter C. Aberg
Mark E. Agne
Gregory A. Agran
Raanan A. Agus
Sanggyun Ahn                           Korea
Yusuf A. Aliredha                     Bahrain
Philip S. Armstrong                      UK
John A. Ashdown                          UK
Armen A. Avanessians
Dean C. Backer
Charles Baillie
Steven M. Barry
Christopher M. Barter
Stacy Bash-Polley
Jonathan A. Beinner
Milton R. Berlinski               The Netherlands
Philip R. Berlinski                 Belgium/USA
Frances R. Bermanzohn
Paul D. Bernard
Stuart N. Bernstein
Robert A. Berry                          UK
Elizabeth E. Beshel
Leslie A. Biddle
Lloyd C. Blankfein
Dorothee Blessing                     Germany
Oliver R. Bolitho                        UK
Johannes M. Boomars               The Netherlands
Atanas Bostandjiev                       UK
Patrick T. Boyle                         UK
Stephen Branton-Speak                    UK
Anne F. Brennan
Samuel S. Britton
Craig W. Broderick
Jason M. Brown                           UK
Steven M. Bunson
Nicholas F. Burgin
Mary D. Byron
Jason G. Cahilly
Jin Yong Cai                      China/Hong Kong
Richard M. Campbell-Breeden              UK
Gerald J. Cardinale
Mark M. Carhart
Valentino D. Carlotti
Anthony H. Carpet
Michael J. Carr
Lik Shuen David Chan                 Hong Kong
R. Martin Chavez
Martin Cher                          Singapore

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Andrew A. Chisholm                     Canada
Jane P. Chwick
James B. Clark
Abby Joseph Cohen
Alan M. Cohen
Gary D. Cohn
Christopher A. Cole
Denis P. Coleman III
Peter H. Comisar
Laura C. Conigliaro
William J. Conley, Jr.
Thomas G. Connolly                  Ireland/USA
Kevin P. Connors                    Ireland/USA
Linnea K. Conrad
Karen R. Cook                            UK
Edith W. Cooper
Colin J. Corgan
Thomas W. Cornacchia
Henry Cornell
E. Gerald Corrigan
Frank L. Coulson, Jr.
James V. Covello
Brahm S. Cramer                        Canada
Jeffrey R. Currie
Matthew H. Cyzer                         UK
Michael D. Daffey                    Australia
John S. Daly                          Ireland
Stephen D. Daniel                      Canada
Diego De Giorgi                        Italy
Michael G. De Lathauwer               Belgium
Francois-Xavier de Mallmann      France/Switzerland
Jean A. De Pourtales                 France/UK
Giorgio De Santis                      Italy
Daniel L. Dees
Mark F. Dehnert
Martin R. Devenish                       UK
Alexander C. Dibelius                 Germany
Simon P. Dingemans                       UK
Joseph P. DiSabato
Albert F. Dombrowski
Katinka I. Domotorffy
Thomas M. Dowling
Donald J. Duet
Michael L. Dweck
Gordon E. Dyal
Isabelle Ealet                         France
Glenn P. Earle                           UK
Kenneth M. Eberts III
Edward K. Eisler                      Austria

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Jason H. Ekaireb                         UK
Kathleen G. Elsesser
Peter C. Enns                          Canada
L. Brooks Entwistle
James P. Esposito
Michael P. Esposito
J. Michael Evans                       Canada
Carl Faker                         France/Lebanon
Elizabeth C. Fascitelli
Douglas L. Feagin
Stephan J. Feldgoise
Steven M. Feldman
Gregg J. Felton
Benjamin W. Ferguson
Luca D. Ferrari                      Italy/USA
Wolfgang Fink                         Germany
Pierre-Henri Flamand                   France
Elisabeth Fontenelli
Silverio Foresi                        Italy
Colleen A. Foster
Orit Freedman                          Israel
Matthew T. Fremont-Smith
Christopher G. French                    UK
Richard A. Friedman
Enrico S. Gaglioti
Timur F. Galen
Sean J. Gallagher
Gonzalo R. Garcia                      Chile
James R. Garman                          UK
Kevin S. Gasvoda
Paul E. Germain
Robert R. Gheewalla
Gary T. Giglio
H. John Gilbertson, Jr.
Joseph H. Gleberman
Justin G. Gmelich
Richard J. Gnodde                     Ireland/
                                    South Africa
Jeffrey B. Goldenberg
Gregg A. Gonsalves
Andrew M. Gordon
Paul Graves                              UK
Michael J. Graziano
Stefan Green                         Australia
David J. Greenwald
Peter Gross
Vishal Gupta                           India
Celeste A. Guth
Edward G. Hadden                       Canada

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Jonathan J. Hall                         UK
Rumiko Hasegawa                        Japan
Jan Hatzius                           Germany
Keith L. Hayes                           UK
David B. Heller
Robert D. Henderson
Bruce A. Heyman
Stephen P. Hickey
Melina E. Higgins
Martin Hintze                         Germany
Kenneth L. Hirsch
Kenneth W. Hitchner
Maykin Ho
Todd Hohman
Simon N. Holden                          UK
Margaret J. Holen
Philip Holzer                         Germany
James P. Houghton                        UK
Zu Liu Frederick Hu                    China
Paul J. Huchro
Alastair J. Hunt                       UK/USA
Edith A. Hunt
Phillip S. Hylander                      UK
Hidehiro Imatsu                        Japan
Timothy J. Ingrassia
Raymond J. Iwanowski
William L. Jacob III
Andrew J. Jonas
Adrian M. Jones                       Ireland
Robert C. Jones
Andrew J. Kaiser
Toshinobu Kasai                        Japan
James C. Katzman
Alan S. Kava
Dimitrios Kavvathas                   Greece
Larry M. Kellerman
Kevin W. Kennedy
Thomas J. Kenny
Richard A. Kimball, Jr.
Robert C. King, Jr.
Timothy M. Kingston
Hideki Kinuhata                        Japan
Shigeki Kiritani                       Japan
Michael E. Koester
J. Christopher A. Kojima               Canada
Eric S. Lane
Jonathan A. Langer
Michiel P. Lap                    The Netherlands
John J. Lauto

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Brian J. Lee
George C. Lee
Gregory D. Lee                       Australia
Ronald Lee
David A. Lehman
Tim Leissner                       Brazil/Germany
Todd W. Leland
Gregg R. Lemkau
Deborah R. Leone
Hughes B. Lepic                        France
Wai Man Kaven Leung                  Hong Kong
Allan S. Levine
Brian T. Levine
Jack Levy
Gwen R. Libstag
Mitchell J. Lieberman
Ryan D. Limaye
John S. Lindfors                      Finland
Anthony W. Ling                          UK
Hao Cheng Liu
Victor M. Lopez-Balboa
Antigone Loudiadis                   Greece/UK
Peter J. Lyon
Mark G. Machin                           UK
Paula B. Madoff
John A. Mahoney
Puneet Malhi                             UK
Charles G. R. Manby                      UK
Simon I. Mansfield                       UK
David M. Marcinek
Robert J. Markwick                       UK
Serge Marquie                          France
Allan S. Marson                          UK
Alison J. Mass
Blake W. Mather
Kathy M. Matsui
George N. Mattson
John J. McCabe
Stephen J. McGuinness
John J. McGuire, Jr.
John W. McMahon
James A. McNamara
Robert A. McTamaney
Sanjeev K. Mehra
Bernard A. Mensah                        UK
Julian R. Metherell                      UK
Michael J. Millette
Milton R. Millman III
Christopher Milner                       UK

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Christina P. Minnis
Masanori Mochida                       Japan
Timothy H. Moe
Philip J. Moffitt                    Australia
William C. Montgomery
J. Ronald Morgan III
Simon P. Morris                          UK
Thomas C. Morrow
Jeffrey M. Moslow
Sharmin Mossavar-Rahmani                 UK
Donald R. Mullen
Takashi Murata                         Japan
Ken N. Murphy
Arjun N. Murti
Marc O. Nachmann                    Germany/USA
Kenichi Nagasu                         Japan
Jeffrey P. Nedelman
Gavin G. O'Connor
L. Peter O'Hagan                     Canada/USA
Terence J. O'Neill                       UK
Timothy J. O'Neill
Peter C. Oppenheimer                     UK
Todd G. Owens
Fumiko Ozawa                           Japan
Craig W. Packer
Gregory K. Palm
Konstantinos N. Pantazopoulos          Greece
James R. Paradise                        UK
Sanjay H. Patel
Sheila H. Patel
David B. Philip
Stephen R. Pierce
Kenneth A. Pontarelli
Ellen R. Porges
Richard H. Powers
Gilberto Pozzi                         Italy
Lora J. Price
Kevin A. Quinn
Jean Raby                              Canada
Lorin P. Radtke
John J. Rafter                        Ireland
Dioscoro-Roy I. Ramos               Philippines
Richard N. Ramsden                       UK
Charlotte P. Ransom                      UK
Krishna S. Rao                         India
Buckley T. Ratchford
Joseph Ravitch
Sara E. Recktenwald
Gene Reilly

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Jeffrey A. Resnick
Michael J. Richman
Michael Rimland
Luigi G. Rizzo                         Italy
John F. W. Rogers
Scott A. Romanoff
Eileen P. Rominger
Ivan Ross
Paul M. Russo
Richard M. Ruzika
David C. Ryan
David M. Ryan                        Australia
Katsunori Sago                         Japan
Ankur A. Sahu                          India
Guy E. Saidenberg                      France
Pablo J. Salame                       Ecuador
Julian Salisbury                         UK
Muneer A. Satter
Susan J. Scher
Gary B. Schermerhorn
Stephen M. Scherr
Clare R. Scherrer
Howard B. Schiller
Jeffrey W. Schroeder
Harvey M. Schwartz
Paul D. Scialla
Peter E. Scialla
Steven M. Scopellite
John A. Sebastian
Peter A. Seccia
Karen D. Seitz
Peter D. Selman                          UK
Rebecca M. Shaghalian
Devesh P. Shah                         India
Lisa M. Shalett
David G. Shell
Heather K. Shemilt                     Canada
Magid N. Shenouda                        UK
Michael S. Sherwood                      UK
Suhail A. Sikhtian
Gavin Simms                              UK
Ravi Sinha                           India/USA
Edward M. Siskind
Jeffrey S. Sloan
Marshall Smith
Sarah E. Smith                           UK
David M. Solomon
Theodore T. Sotir
Marc A. Spilker

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Christoph W. Stanger                  Austria
Esta E. Stecher
Laurence Stein                    South Africa/USA
Chase O. Stevenson
John D. Storey                       Australia
Patrick M. Street                        UK
Steven H. Strongin
Ram K. Sundaram                        India
Robert J. Sweeney
Michael J. Swenson
Jonathan R. Symonds                      UK
Gene T. Sykes
Morgan C. Sze
Shahriar Tadjbakhsh
Roland W. Tegeder                     Germany
Thomas D. Teles
Daisuke Toki                           Japan
Jeffrey M. Tomasi
Peter K. Tomozawa
Massimo Tononi                         Italy
David G. Torrible                    Canada/UK
Frederick Towfigh
Michael A. Troy
Donald J. Truesdale
Greg A. Tusar
Eiji Ueda                              Japan
Kaysie P. Uniacke
Lucas van Praag                          UK
Ashok Varadhan
John J. Vaske
Andrea Vella                           Italy
Jeffrey L. Verschleiser
Robin A. Vince                           UK
David A. Viniar
Andrea A. Vittorelli                   Italy
Alejandro Vollbrechthausen             Mexico
David H. Voon                      Hong Kong/USA
Casper W. Von Koskull                 Finland
John E. Waldron
Paul Walker
Theodore T. Wang                       China
Alasdair J. Warren                       UK
John S. Weinberg
Gregg S. Weinstein
Martin M. Werner                       Mexico
Matthew Westerman                        UK
Elisha Wiesel
C. Howard Wietschner

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Susan A. Willetts
Todd A. Williams
John S. Willian
Andrew F. Wilson                    New Zealand
Dominic A. Wilson                        UK
Steve Windsor                            UK
Samuel J. Wisnia                       France
Martin Wiwen-Nilsson                   Sweden
Andrew E. Wolff
Tracy R. Wolstencroft
Jon A. Woodruff

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Neil J. Wright                           UK
Denise A. Wyllie                         UK
Shinichi Yokote                        Japan
W. Thomas York, Jr.
Wassim G. Younan                     Lebanon/UK
Paul M. Young
Sanaz Zaimi                              UK
Paolo Zannoni                          Italy
Yoel Zaoui                             France
Han Song Zhu                           China

Reporting Entities

                                                        ITEM 6
             ITEM 1                                    PLACE OF          NAME OF ESTABLISHING
         NAME OF ENTITY            TYPE OF ENTITY    ORGANIZATION           COVERED PERSON
--------------------------------   --------------   --------------   ---------------------------
Anahue Limited                       Corporation        Jersey           Andrew A. Chisholm
Campbell-Breeden 2004 Settlement        Trust             UK         Richard M. Campbell-Breeden
Devenish 2004 Settlement                Trust             UK             Martin R. Devenish
Dingemans 2004 Settlement               Trust             UK             Simon P. Dingemans
Drayton 2004 Settlement                 Trust             UK                Karen R. Cook
French 2004 Settlement                  Trust             UK            Christopher G. French
Ling 2004 Settlement                    Trust             UK               Anthony W. Ling
Manby 2004 Settlement                   Trust             UK             Charles G.R. Manby
Markwick 2004 Settlement                Trust             UK             Robert J. Markwick
O'Neill 2004 Trust                      Trust             UK             Terence J. O'Neill
Ransom 2004 Settlement                  Trust             UK             Charlotte P. Ransom
RJG Holding Company                  Corporation    Cayman Islands        Richard J. Gnodde
Sherwood 2004 Settlement                Trust             UK             Michael S. Sherwood
Westerman 2004 Settlement               Trust             UK              Matthew Westerman
Zurrah Limited                       Corporation        Jersey               Yoel Zaoui

          This Amendment No. 73 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 73 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

          This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

          (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the individuals ("Covered Persons") who are parties to a Shareholders' Agreement, dated as of May 7, 1999 and amended and restated as of June 22, 2004 (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

          Appendix A hereto also provides the citizenship of each Covered Person. Each Covered Person is a Participating Managing Director (as defined in
Item 6 below) employed by GS Inc. or one of its affiliates. GS Inc. is a bank holding company and a global investment banking, securities and investment management firm. The business address of each Covered Person for purposes of this Schedule is 85 Broad Street, New York, New York 10004.

          Each entity listed on Appendix A under "Reporting Entities" (each a "Reporting Entity") is a trust or corporation created by or for a Covered Person for estate planning purposes. Each Reporting Entity is controlled by a Covered Person. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Reporting Entity that is a corporation (other than the Covered Person that established the Reporting Entity) are set forth in Annex A hereto. The business address of each Reporting Entity for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; and (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

          (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person and, to the best knowledge of the Covered Persons, no executive officer or director of a Reporting Entity, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding or a judicial or administrative body of competent jurisdiction resulting in such Covered Person or executive officer or director being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          The Covered Persons have acquired and will acquire shares of Common Stock in the following manners: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (the "IPO PMDs") acquired certain shares of Common Stock in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations;
(ii) the former owners (the "Acquisition Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain shares of Common Stock in exchange for their interests in Hull; and (iii) certain Covered Persons have acquired and will acquire beneficial ownership of certain shares of Common Stock in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans. The Reporting Entities have acquired and may in the future acquire beneficial ownership of shares of Common Stock as contributions or gifts made by Covered Persons.

          Covered Persons may from time to time acquire shares of Common Stock for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

          The Covered Persons, other than the Acquisition Covered Persons, acquired certain shares of Common Stock in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and/or through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain shares of Common Stock in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Reporting Entities acquired shares of Common Stock as contributions or gifts made by Covered Persons.

          Covered Persons may from time to time acquire shares of Common Stock for investment purposes. Except as described herein and in Annex C and except for the acquisition by Covered Persons or their Reporting Entities of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in the acquisition of additional Common Stock by them or their Reporting Entities or any of the other events described in Item 4(a) through 4(j).

          Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person or Reporting Entity may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

          (a) Rows (11) and (13) of the cover page to this Schedule and Appendix A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

          (b) Rows (7) through (10) of the cover page to this Schedule set forth for each Covered Person and Reporting Entity: the percentage range of Voting Shares, Shared Ownership Shares, Sixty Day Shares and Other Shares (each as defined on the cover page hereof) as to which there is sole power to vote or direct the vote or to dispose or direct the disposition or shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Voting Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

          (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person or Reporting Entity has effected any transactions in Common Stock in the past 60 days.

          (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement and forms of the Counterparts to the Shareholders' Agreement are filed as Exhibits to this Schedule, and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. The Shareholders' Agreement was amended and restated effective as of the close of business on June 22, 2004. References to the "board of directors" are to the board of directors of GS Inc.

          The Covered Persons under the Shareholders' Agreement include all Managing Directors of GS Inc. who participate in the GS Inc. Partner Compensation Plan or Restricted Partner Compensation Plan (each as defined in the Shareholders' Agreement) or any other employee benefit plan specified by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee" (the "Participating Managing Directors").

          The "Voting Shares" include all of the shares of Common Stock of which a Covered Person is the sole beneficial owner (excluding shares of Common Stock held by the trust underlying The Goldman Sachs 401(k) Plan). The interest of a spouse or domestic partner in a joint account, an economic interest of GS Inc. as pledgee, and the interest of certain persons in the Reporting Entities and other approved estate planning vehicles will be disregarded for the purposes of determining whether a Covered Person is the sole beneficial owner of shares of Common Stock.

TRANSFER RESTRICTIONS

          Each Covered Person has agreed in the Shareholders' Agreement, among other things, to retain sole beneficial ownership of a number of shares of Common Stock at least equal to 25% of such Covered Person's Covered Shares (as defined below) (the "General Transfer Restrictions"). In addition, certain senior officers designated by the Shareholders' Committee have each agreed to retain sole beneficial ownership of a number of shares of Common Stock at least equal to 75% of such Covered Person's Covered Shares (the "Special Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The same shares may be used to satisfy both the Special Transfer Restrictions and the General Transfer Restrictions. The Transfer Restrictions applicable to a Covered Person terminate upon the death of the Covered Person. Shares beneficially owned by a Covered Person through a Reporting Entity or certain other approved estate planning vehicles established by Covered Persons are generally deemed to count toward the satisfaction of the Transfer Restrictions.

          For these purposes, "Covered Shares," with respect to a Covered Person, will be recalculated each time the Covered Person receives Common Stock underlying an award of restricted stock units, exercises a stock option (not including, in each case, awards in connection with GS Inc.'s initial public offering) or receives an award of restricted stock. The calculation of Covered Shares will include the gross number of shares underlying such restricted stock units or stock options or the gross number of shares of restricted stock, in each case less (i) a number of shares determined by reference to tax rates specified by the Shareholders' Committee and (ii) the number of shares necessary to cover the option exercise price, if applicable (all as calculated pursuant to a formula set out in the Shareholders' Agreement). The calculation of Covered Shares will only take into account awards that occurred after the Covered Person became a Participating Managing Director. The Shareholders' Committee has the power to determine, and has determined from time to time in particular situations, whether shares of Common Stock delivered pursuant to restricted stock units or stock options are deemed "Covered Shares."

          Each of Lloyd C. Blankfein, Gary D. Cohn and David A. Viniar (each an "Executive") has executed a letter agreement with GS Inc. in which the Executive agreed that, with certain exceptions, until the earlier of October 1, 2011 and the date of redemption of all of GS Inc.'s 10% Cumulative Perpetual Preferred Stock, Series G, (i) the Executive will continue to satisfy the Special Transfer Restrictions; and (ii) the Executive, his spouse and any estate planning vehicles will not dispose of more than 10% of the aggregate number of shares of Common Stock they beneficially owned on September 28, 2008. The form of letter agreement is filed as an Exhibit to this Schedule, and the foregoing summary of the letter agreements is qualified in its entirety by reference thereto.

WAIVERS

          The Shareholders' Committee has the power to waive, and has waived, the Transfer Restrictions from time to time to permit Covered Persons to transfer Common Stock in particular situations (such as transfers to family members, partnerships or trusts), but not generally. The Shareholders' Committee also has the power to waive the Transfer Restriction to permit Covered Persons to: participate as sellers in underwritten public offerings of, and stock repurchase programs and tender and exchange offers by GS Inc. for, Common Stock; transfer Common Stock to charities, including charitable foundations; and transfer Common Stock held in employee benefit plans. Taking into account the Shareholders' Committee's waivers and determinations regarding Covered Shares to date, 3,202,390 shares of Common Stock are subject to the Transfer Restrictions.

          In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the outstanding Covered Shares; or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Covered Shares.

          In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Covered Shares may also waive or terminate the Transfer Restrictions.

VOTING

          Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of substantially all Voting Shares on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Voting Share will be voted in accordance with the majority of the votes cast by the Voting Shares in the Preliminary Vote. In elections of directors, each Voting Share will be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest numbers of votes cast by the Voting Shares in the Preliminary Vote.

OTHER RESTRICTIONS

          The Shareholders' Agreement also prohibits Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

          The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Covered Shares. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Covered Shares.

          Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

          The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Covered Persons. Currently, Lloyd C. Blankfein, Gary D. Cohn and David A. Viniar are the members of the Shareholders' Committee.

EMPLOYEE BENEFIT PLAN TRANSFER RESTRICTIONS

          Shares of Common Stock delivered to Covered Persons pursuant to certain GS Inc. employee compensation plans and arrangements are subject to restrictions on transfer. These restrictions lapse at various times depending on the terms of the grant or award.

PLEDGE AGREEMENTS

          Certain Covered Persons have pledged in the aggregate 842,128 shares of Common Stock to banks as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

          In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

          Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

          GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR FORMER EMPLOYEE MANAGING DIRECTORS

          In connection with the sale by certain Covered Persons (the "Former Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

          Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Former Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Former Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Former Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

          Certain Covered Persons have entered into derivative transactions with regard to shares of Common Stock as described in Annex F.

MATERIAL TO BE FILED AS EXHIBITS

Exhibit                                Description
-------   ----------------------------------------------------------------------
   A.     Registration Rights Instrument, dated as of December 10, 1999
          (incorporated by reference to Exhibit G to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   B.     Supplemental Registration Rights Instrument, dated as of December 10,
          1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   C. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
          (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   E.     Form of Counterpart to Shareholders' Agreement for non-U.S.
          corporations (incorporated by reference to Exhibit L to Amendment No.
          3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
          005-56295)).

   F.     Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
          (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   G.     Supplemental Registration Rights Instrument, dated as of June 19, 2000
          (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

   H.     Power of Attorney (incorporated by reference to Exhibit X to Amendment
          No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No.
          005-56295)).

   I.     Supplemental Registration Rights Instrument, dated as of December 21,
          2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
          005-56295)).

   J.     Supplemental Registration Rights Instrument, dated as of December 21,
          2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
          Group, Inc.).

   K.     Supplemental Registration Rights Instrument, dated as of December 20,
          2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
          Group, Inc.).

   L.     Form of Written Consent Relating to Sale and Purchase of Common Stock
          (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

   M.     Supplemental Registration Rights Instrument, dated as of December 19,
          2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs
          Group, Inc.).

   N. Amended and Restated Shareholders' Agreement, effective as of the close of business on June 22, 2004 (incorporated by reference to Exhibit M to Amendment No. 54 to the Initial Schedule 13D, filed June
          22, 2004 (File No. 005-56295)).

   O.     Form of Letter Agreement, dated September 28, 2008, between certain
          Covered Persons and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit O to Amendment No. 71 to the Initial Schedule
          13D, filed October 1, 2008 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                               REPORTING ENTITIES.


                                                                                           CONVICTIONS OR        BENEFICIAL
                                                                                           VIOLATIONS OF      OWNERSHIP OF THE
                                                                                            FEDERAL OR        COMMON STOCK OF
                                                                                         STATE LAWS WITHIN      THE GOLDMAN
         NAME          CITIZENSHIP    BUSINESS ADDRESS         PRESENT EMPLOYMENT       THE LAST FIVE YEARS  SACHS GROUP, INC.
         ----          -----------  -------------------  -----------------------------  -------------------  -----------------
Steven M. Bunson           USA      85 Broad Street      Managing Director,                     None         Less than 1% of
                                    New York, NY         The Goldman Sachs Group, Inc.                       the outstanding
                                    10004                                                                    shares of Common
                                                                                                             Stock.

Michael H. Richardson       UK      26 New Street,       Partner, Bedell Cristin                None         None
                                    St. Helier, Jersey,
                                    JE4 3RA

Anthony J. Dessain          UK      26 New Street,       Partner, Bedell Cristin                None         None
                                    St. Helier, Jersey,
                                    JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)

     AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS.

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS OR REPORTING ENTITIES.

     None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 9,022,318 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that have vested and are exercisable. This share amount includes the gross number of shares of Common Stock underlying these options, which are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon the exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in the aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

Prior to delivery, the shares are included in Sixty Day Shares because the Covered Persons do not have the right to vote the shares. Upon delivery, the shares become Voting Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
           COVERED PERSONS OR REPORTING ENTITIES IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D.

The following sales of Voting Shares were made by the following Covered Persons or Reporting Entities through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange or by delivery to counterparties upon settlement of derivative transactions:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Stephen Branton-Speak             March 20, 2009           6,900                70.0000
Stephen Branton-Speak             March 20, 2009           6,000                80.0000
Nicholas F. Burgin                March 20, 2009           2,500                95.0000
Simon Dingemans                   March 20, 2009          20,000                95.0000
Christopher G. French             March 20, 2009           5,000                90.0000
Christopher G. French             March 20, 2009           5,000                95.0000
Robert A. McTamaney               March 20, 2009          27,100                90.0000
Ravi Sinha                        March 20, 2009          10,000                90.0000
Edward M. Siskind                 March 20, 2009           4,600                95.0000
David H. Voon                     March 20, 2009           2,500                65.0000
Theodore T. Wang                  March 20, 2009           3,000                80.0000
C. Howard Wietschner              March 20, 2009             800                65.0000
C. Howard Wietschner              March 20, 2009           1,600                70.0000
C. Howard Wietschner              March 20, 2009             500                75.0000
C. Howard Wietschner              March 20, 2009           1,100                80.0000
C. Howard Wietschner              March 20, 2009             700                85.0000
C. Howard Wietschner              March 20, 2009             500                90.0000
David B. Heller                   April 13, 2009           4,200                60.0000
Gregory A. Agran                  April 15, 2009           5,082               119.1258
Frances R. Bermanzohn             April 15, 2009          15,416               119.0000
Patrick T. Boyle                  April 15, 2009           7,625               118.8000
Anne F. Brennan                   April 15, 2009           2,087               120.8504
Nicholas F. Burgin                April 15, 2009           6,808               118.5000
Mary D. Byron                     April 15, 2009           2,713               120.6863
Thomas G. Connolly                April 15, 2009          16,727               117.7266
Frank L. Coulson, Jr.             April 15, 2009           1,965               119.3649
Frank L. Coulson, Jr.             April 15, 2009           2,000               120.7405
Jeffrey R. Currie                 April 15, 2009           1,000               119.0000
John S. Daly                      April 15, 2009           1,000               121.0540
Albert F. Dombrowski              April 15, 2009          13,157               117.7576
James P. Esposito                 April 15, 2009           5,000               119.1802
Colleen A. Foster                 April 15, 2009           2,500               120.0240
Matthew T. Fremont-Smith          April 15, 2009          10,500               119.1347
James R. Garman                   April 15, 2009           1,000               119.0000
Gary T. Giglio                    April 15, 2009           2,000               117.0885
Justin G. Gmelich                 April 15, 2009          10,000               119.4104
David J. Greenwald                April 15, 2009           1,000               119.4720
Paul J. Huchro                    April 15, 2009           3,633               114.8557
Alastair J. Hunt                  April 15, 2009           5,120               119.7557
Hidehiro Imatsu                   April 15, 2009           3,000               119.0000
Hidehiro Imatsu                   April 15, 2009           3,000               119.0000
Hidehiro Imatsu                   April 15, 2009           2,014               119.0000
Hidehiro Imatsu                   April 15, 2009           6,782               119.0000
Hidehiro Imatsu                   April 15, 2009           3,000               119.9000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
J. Christopher A. Kojima          April 15, 2009             800               120.7000
J. Christopher A. Kojima          April 15, 2009           1,100               120.7100
J. Christopher A. Kojima          April 15, 2009             100               120.7400
J. Christopher A. Kojima          April 15, 2009             100               120.7400
J. Christopher A. Kojima          April 15, 2009             100               120.7400
J. Christopher A. Kojima          April 15, 2009             200               120.7400
J. Christopher A. Kojima          April 15, 2009             100               120.7500
J. Christopher A. Kojima          April 15, 2009             100               120.7500
J. Christopher A. Kojima          April 15, 2009             100               120.7500
J. Christopher A. Kojima          April 15, 2009             100               120.7500
J. Christopher A. Kojima          April 15, 2009             100               120.7600
J. Christopher A. Kojima          April 15, 2009             100               120.7600
Eric S. Lane                      April 15, 2009           4,000               118.7315
Eric S. Lane                      April 15, 2009           5,000               122.0000
John J. Lauto                     April 15, 2009           2,000               117.5825
Gregg R. Lemkau                   April 15, 2009           4,000               119.2283
David M. Marcinek                 April 15, 2009             200               120.0000
David M. Marcinek                 April 15, 2009             200               120.0000
David M. Marcinek                 April 15, 2009             300               120.0000
David M. Marcinek                 April 15, 2009             600               120.0000
David M. Marcinek                 April 15, 2009             200               120.0000
David M. Marcinek                 April 15, 2009             200               120.0000
John J. McGuire, Jr.              April 15, 2009             939               120.7500
Christopher Milner                April 15, 2009           2,000               119.0000
Christopher Milner                April 15, 2009           5,000               119.0000
Christopher Milner                April 15, 2009           3,669               120.0000
Gavin G. O'Connor                 April 15, 2009           1,653               115.8121
Craig Packer                      April 15, 2009           5,000               119.0000
Jeffrey A. Resnick                April 15, 2009           1,300               118.8700
Jeffrey A. Resnick                April 15, 2009             100               118.8900
Jeffrey A. Resnick                April 15, 2009             100               118.8900
Jeffrey A. Resnick                April 15, 2009             100               118.8900
Jeffrey A. Resnick                April 15, 2009             400               118.9000
Jeffrey A. Resnick                April 15, 2009             200               118.9000
Jeffrey A. Resnick                April 15, 2009             100               118.9100
Jeffrey A. Resnick                April 15, 2009             100               118.9100
Jeffrey A. Resnick                April 15, 2009             100               118.9200
Michael J. Richman                April 15, 2009           1,299               119.0000
Ivan Ross                         April 15, 2009           1,000               119.8610
Richard M. Ruzika                 April 15, 2009          20,000               118.2404
Katsunori Sago                    April 15, 2009           7,000               121.8000
Ankur A. Sahu                     April 15, 2009           8,728               120.0000
Edward M. Siskind                 April 15, 2009           8,589               118.2758
Edward M. Siskind                 April 15, 2009           8,911               118.2758
David M. Solomon                  April 15, 2009          11,000               120.0000
Marc A. Spilker                   April 15, 2009          30,000               118.3006
Ram K. Sundaram                   April 15, 2009             500               116.3600
Ram K. Sundaram                   April 15, 2009             100               116.3700
Ram K. Sundaram                   April 15, 2009             700               116.3700
Ram K. Sundaram                   April 15, 2009             100               116.3900
Ram K. Sundaram                   April 15, 2009             100               116.4100
Ram K. Sundaram                   April 15, 2009             100               116.4100
Ram K. Sundaram                   April 15, 2009             200               116.4100
Ram K. Sundaram                   April 15, 2009             100               116.4100

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Ram K. Sundaram                   April 15, 2009             100               116.4100
Michael A. Troy                   April 15, 2009           8,193               119.6023
Eiji Ueda                         April 15, 2009          14,724               119.0000
Andrea A. Vittorelli              April 15, 2009           2,000               119.8389
Dean C. Backer                    April 16, 2009           9,536               120.0675
Dean C. Backer                    April 16, 2009           7,785               120.0675
Dean C. Backer                    April 16, 2009           2,679               120.0675
Stuart N. Bernstein               April 16, 2009             500               121.2080
Leslie A. Biddle                  April 16, 2009           3,623               121.3912
Jason M. Brown                    April 16, 2009          20,000               123.0000
Mary D. Byron                     April 16, 2009           2,997               121.4227
Laura C. Conigliaro               April 16, 2009           2,100               121.2137
Frank L. Coulson, Jr.             April 16, 2009           2,000               122.0690
Christopher G. French             April 16, 2009             835               123.0000
Gary T. Giglio                    April 16, 2009           1,000               122.0000
Gary T. Giglio                    April 16, 2009           1,000               122.0220
David J. Greenwald                April 16, 2009           3,000               122.1226
Martin Hintze                     April 16, 2009             600               121.1183
Eric S. Lane                      April 16, 2009          10,000               121.4703
Michiel P. Lap                    April 16, 2009           2,311               121.0590
John J. Lauto                     April 16, 2009           1,000               123.0000
Brian J. Lee                      April 16, 2009             200               121.9300
Brian J. Lee                      April 16, 2009             400               121.9300
Brian J. Lee                      April 16, 2009             100               121.9400
Philip J. Moffitt                 April 16, 2009             750               121.2180
Jeffrey A. Resnick                April 16, 2009             100               121.5900
Jeffrey A. Resnick                April 16, 2009             500               121.5900
Jeffrey A. Resnick                April 16, 2009             700               121.6000
Jeffrey A. Resnick                April 16, 2009             600               121.6100
Jeffrey A. Resnick                April 16, 2009             800               121.6200
Jeffrey A. Resnick                April 16, 2009           1,100               121.6300
Jeffrey A. Resnick                April 16, 2009             200               121.6400
Jeffrey A. Resnick                April 16, 2009             400               121.6500
Jeffrey A. Resnick                April 16, 2009             200               121.6600
Jeffrey A. Resnick                April 16, 2009             100               121.6900
Jeffrey A. Resnick                April 16, 2009             100               121.6900
Jeffrey A. Resnick                April 16, 2009             100               121.7000
Jeffrey A. Resnick                April 16, 2009             100               121.7000
Ivan Ross                         April 16, 2009             500               121.4020
Ivan Ross                         April 16, 2009             500               122.1700
Paul M. Russo                     April 16, 2009           5,000               120.5984
Paul M. Russo                     April 16, 2009           5,000               120.7600
Paul M. Russo                     April 16, 2009           3,700               121.7100
Katsunori Sago                    April 16, 2009           7,000               123.0000
Karen D. Seitz                    April 16, 2009           9,041               121.6890
Edward M. Siskind                 April 16, 2009           9,644               121.4669
Edward M. Siskind                 April 16, 2009           6,856               121.4669
David M. Solomon                  April 16, 2009           5,500               121.1989
Marc A. Spilker                   April 16, 2009          26,190               121.1918
Marc A. Spilker                   April 16, 2009             112               121.1918
Peter K. Tomozawa                 April 16, 2009             800               121.5000
Peter K. Tomozawa                 April 16, 2009             200               121.5000
Peter K. Tomozawa                 April 16, 2009           1,000               122.0690
Michael A. Troy                   April 16, 2009           5,766               121.1394

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Greg A. Tusar                     April 16, 2009             827               121.0024
Eiji Ueda                         April 16, 2009          10,000               123.0000
Gregory A. Agran                  April 17, 2009          15,000                80.0000
Gregory A. Agran                  April 17, 2009          10,000               105.0000
Leslie A. Biddle                  April 17, 2009           2,000                85.0000
Nicholas F. Burgin                April 17, 2009           3,000                80.0000
Nicholas F. Burgin                April 17, 2009           2,000                85.0000
Nicholas F. Burgin                April 17, 2009           2,000                90.0000
Nicholas F. Burgin                April 17, 2009           2,000                95.0000
Lik Shuen David Chan              April 17, 2009          27,500                95.0000
Peter H. Comisar                  April 17, 2009           1,000                75.0000
Peter H. Comisar                  April 17, 2009           2,000                90.0000
Peter H. Comisar                  April 17, 2009           1,000                95.0000
Frank L. Coulson, Jr.             April 17, 2009           2,000               121.7970
Stephen D. Daniel                 April 17, 2009           5,000                90.0000
Kathleen G. Elsesser              April 17, 2009           4,500               105.0000
Luca D. Ferrari                   April 17, 2009           5,200                95.0000
Gonzalo R. Garcia                 April 17, 2009           2,503               121.1800
Gary T. Giglio                    April 17, 2009           1,000               122.5360
David J. Greenwald                April 17, 2009           2,500                70.0000
David J. Greenwald                April 17, 2009           2,500                80.0000
Edward G. Hadden                  April 17, 2009           8,600                85.0000
David B. Heller                   April 17, 2009          20,800                60.0000
Martin Hintze                     April 17, 2009             100               121.1600
Maykin Ho                         April 17, 2009           7,500               110.0000
William L. Jacob III              April 17, 2009           7,200                95.0000
William L. Jacob III              April 17, 2009           7,200               100.0000
J. Christopher A. Kojima          April 17, 2009             200               120.2400
J. Christopher A. Kojima          April 17, 2009             100               120.2400
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2500
J. Christopher A. Kojima          April 17, 2009             100               120.2600
J. Christopher A. Kojima          April 17, 2009             100               120.4200
J. Christopher A. Kojima          April 17, 2009             100               120.4500
J. Christopher A. Kojima          April 17, 2009             100               120.4500
J. Christopher A. Kojima          April 17, 2009             100               120.4500
J. Christopher A. Kojima          April 17, 2009             100               120.4560
J. Christopher A. Kojima          April 17, 2009             100               120.4600
J. Christopher A. Kojima          April 17, 2009             100               120.4600
J. Christopher A. Kojima          April 17, 2009             100               120.4600
J. Christopher A. Kojima          April 17, 2009             100               120.4600
J. Christopher A. Kojima          April 17, 2009             100               120.4800
Simon I. Mansfield                April 17, 2009          15,000               110.0000
David M. Marcinek                 April 17, 2009             900               122.0200
David M. Marcinek                 April 17, 2009             100               122.0300
David M. Marcinek                 April 17, 2009             100               122.0400
David M. Marcinek                 April 17, 2009             400               122.0400
Alison J. Mass                    April 17, 2009          35,000               100.0000
Jeffrey M. Moslow                 April 17, 2009           9,000                90.0000
Jeffrey M. Moslow                 April 17, 2009          15,000               100.0000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Jeffrey M. Moslow                 April 17, 2009           5,000               105.0000
Jeffrey M. Moslow                 April 17, 2009           5,000               110.0000
L. Peter O'Hagan                  April 17, 2009          20,000                75.0000
L. Peter O'Hagan                  April 17, 2009          10,000                85.0000
Todd G. Owens                     April 17, 2009           1,000               110.0000
Richard H. Powers                 April 17, 2009          10,000               105.0000
Dioscoro-Roy I. Ramos             April 17, 2009           4,300               105.0000
Joseph Ravitch                    April 17, 2009           5,500                90.0000
Joseph Ravitch                    April 17, 2009           5,600                95.0000
Jeffrey A. Resnick                April 17, 2009          10,000                65.0000
Jeffrey A. Resnick                April 17, 2009           2,500                75.0000
Jeffrey A. Resnick                April 17, 2009           2,500                80.0000
Jeffrey A. Resnick                April 17, 2009          17,500                80.0000
Jeffrey A. Resnick                April 17, 2009           5,000                85.0000
Jeffrey A. Resnick                April 17, 2009           5,000                90.0000
Scott A. Romanoff                 April 17, 2009           3,000                95.0000
Ivan Ross                         April 17, 2009           2,000               100.0000
Ivan Ross                         April 17, 2009             300               121.9367
Paul M. Russo                     April 17, 2009           5,000                75.0000
Paul M. Russo                     April 17, 2009           5,000                80.0000
Paul M. Russo                     April 17, 2009           1,300                85.0000
Richard M. Ruzika                 April 17, 2009          30,000                90.0000
Stephen M. Scherr                 April 17, 2009           5,900                90.0000
Clare R. Scherrer                 April 17, 2009           5,000                90.0000
Howard B. Schiller                April 17, 2009          20,000               100.0000
Howard B. Schiller                April 17, 2009          20,000               110.0000
Paul D. Scialla                   April 17, 2009             300               120.3100
Paul D. Scialla                   April 17, 2009             100               120.3200
Paul D. Scialla                   April 17, 2009             100               120.3200
Paul D. Scialla                   April 17, 2009             100               120.3300
Paul D. Scialla                   April 17, 2009             900               120.3300
Paul D. Scialla                   April 17, 2009             100               120.3300
Paul D. Scialla                   April 17, 2009             100               120.3400
Peter E. Scialla                  April 17, 2009             400               120.0200
Peter E. Scialla                  April 17, 2009             100               120.0300
Peter E. Scialla                  April 17, 2009             150               120.1200
Peter E. Scialla                  April 17, 2009             100               120.1200
Peter E. Scialla                  April 17, 2009             100               120.1200
Peter E. Scialla                  April 17, 2009             100               120.1200
Peter E. Scialla                  April 17, 2009             100               120.1200
Peter E. Scialla                  April 17, 2009             100               120.1300
Peter E. Scialla                  April 17, 2009             100               120.1300
Peter D. Selman                   April 17, 2009          10,000               120.6788
Gavin Simms                       April 17, 2009           4,000                80.0000
Gavin Simms                       April 17, 2009           2,000                85.0000
Edward M. Siskind                 April 17, 2009          15,807               121.1815
Edward M. Siskind                 April 17, 2009             693               121.1815
David H. Voon                     April 17, 2009           6,800                80.0000
Paul Walker                       April 17, 2009           1,000               120.3500
C. Howard Wietschner              April 17, 2009             300                70.0000
C. Howard Wietschner              April 17, 2009             300                80.0000
C. Howard Wietschner              April 17, 2009             900                90.0000
John S. Willian                   April 17, 2009           2,000               100.0000
W. Thomas York, Jr.               April 17, 2009           2,000               105.0000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
W. Thomas York, Jr.               April 17, 2009           2,000               110.0000
Paul M. Young                     April 17, 2009          10,000               100.0000
Paul M. Young                     April 17, 2009           7,306               121.8597
James P. Esposito                 April 20, 2009           5,229               116.8300
Jeffrey A. Resnick                April 20, 2009             200               117.0700
Jeffrey A. Resnick                April 20, 2009           1,800               117.0800
Jeffrey A. Resnick                April 20, 2009             100               117.1100
Jeffrey A. Resnick                April 20, 2009             100               117.1100
Jeffrey A. Resnick                April 20, 2009             100               117.1100
Jeffrey A. Resnick                April 20, 2009             100               117.1200
Jeffrey A. Resnick                April 20, 2009             100               117.1400
Jeffrey A. Resnick                April 20, 2009           1,200               117.3100
Jeffrey A. Resnick                April 20, 2009             100               117.3300
Jeffrey A. Resnick                April 20, 2009             200               117.3400
Jeffrey A. Resnick                April 20, 2009             200               117.3400
Jeffrey A. Resnick                April 20, 2009             100               117.3600
Jeffrey A. Resnick                April 20, 2009             100               117.3600
Jeffrey A. Resnick                April 20, 2009             100               117.3600
Jeffrey A. Resnick                April 20, 2009             200               117.3600
Jeffrey A. Resnick                April 20, 2009             100               117.3700
Jeffrey A. Resnick                April 20, 2009             100               117.3800
Jeffrey A. Resnick                April 20, 2009             100               117.3900
John D. Storey                    April 20, 2009             400               115.9600
John D. Storey                    April 20, 2009             100               115.9700
John D. Storey                    April 20, 2009             100               115.9808
John D. Storey                    April 20, 2009             100               115.9900
John D. Storey                    April 20, 2009             100               115.9900
John D. Storey                    April 20, 2009             100               115.9900
John D. Storey                    April 20, 2009             164               116.0100
John D. Storey                    April 20, 2009             100               116.0100
John D. Storey                    April 20, 2009             100               116.0100
John D. Storey                    April 20, 2009             100               116.0100
John D. Storey                    April 20, 2009             100               116.0200
Steven H. Strongin                April 20, 2009          12,960               116.5649
Ram K. Sundaram                   April 20, 2009           1,000               116.7500
John S. Willian                   April 20, 2009           3,000               115.9391
William J. Conley, Jr.            April 21, 2009           2,000               120.2520
Frank L. Coulson, Jr.             April 21, 2009           2,000               120.0915
James V. Covello                  April 21, 2009           7,753               120.3475
Edward K. Eisler                  April 21, 2009           1,000               120.0000
Edward K. Eisler                  April 21, 2009           1,000               121.0000
Enrico S. Gaglioti                April 21, 2009           5,000               119.1680
Gary T. Giglio                    April 21, 2009           1,922               119.7587
Eric S. Lane                      April 21, 2009           2,500               120.2535
Allan S. Marson                   April 21, 2009           2,000               115.0000
Bernard A. Mensah                 April 21, 2009           1,000               118.7390
Bernard A. Mensah                 April 21, 2009           1,000               120.0000
Katsunori Sago                    April 21, 2009           7,000               119.3000
Paul D. Scialla                   April 21, 2009             100               119.2800
Paul D. Scialla                   April 21, 2009             250               119.3200
Paul D. Scialla                   April 21, 2009             100               119.3200
Paul D. Scialla                   April 21, 2009             100               119.3200
Shahriar Tadjbakhsh               April 21, 2009           5,000               120.1829
John E. Waldron                   April 21, 2009           2,500               120.3984

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Martin Cher                       April 22, 2009           1,000               123.0000
Frank L. Coulson, Jr.             April 22, 2009           2,000               122.5655
Edward K. Eisler                  April 22, 2009           1,000               122.0000
Edward K. Eisler                  April 22, 2009           1,000               123.0000
Edward K. Eisler                  April 22, 2009           1,000               124.0000
Timur F. Galen                    April 22, 2009           4,981               122.1592
David J. Greenwald                April 22, 2009           1,000               123.2290
David B. Heller                   April 22, 2009           5,000               123.7233
J. Christopher A. Kojima          April 22, 2009             300               124.2400
J. Christopher A. Kojima          April 22, 2009             100               124.2400
J. Christopher A. Kojima          April 22, 2009             100               124.2400
Eric S. Lane                      April 22, 2009           9,000               123.2297
Gregg R. Lemkau                   April 22, 2009           2,000               123.7035
John A. Mahoney                   April 22, 2009           7,000               122.2719
Alison J. Mass                    April 22, 2009             100               120.4500
John W. McMahon                   April 22, 2009           5,000               121.6681
Gene Reilly                       April 22, 2009             500               121.5000
Gene Reilly                       April 22, 2009             400               121.5000
Gene Reilly                       April 22, 2009             100               121.5000
Gene Reilly                       April 22, 2009             100               121.5000
Ivan Ross                         April 22, 2009             400               122.0275
Katsunori Sago                    April 22, 2009           7,000               122.3000
Magid N. Shenouda                 April 22, 2009           7,924               121.7159
Marshall Smith                    April 22, 2009             200               124.3900
Marshall Smith                    April 22, 2009             113               124.4000
Marshall Smith                    April 22, 2009             100               124.4000
Marshall Smith                    April 22, 2009             100               124.4100
Peter K. Tomozawa                 April 22, 2009             200               122.5000
Peter K. Tomozawa                 April 22, 2009             100               122.5000
Peter K. Tomozawa                 April 22, 2009             200               122.5000
Peter K. Tomozawa                 April 22, 2009             100               122.5000
Peter K. Tomozawa                 April 22, 2009             100               122.5000
Peter K. Tomozawa                 April 22, 2009             300               122.5000
Peter K. Tomozawa                 April 22, 2009             293               123.0000
Robin A. Vince                    April 22, 2009             800               123.2800
Robin A. Vince                    April 22, 2009             500               123.2900
Robin A. Vince                    April 22, 2009             100               123.3000
Robin A. Vince                    April 22, 2009             200               123.3100
Robin A. Vince                    April 22, 2009             184               123.3500
Robin A. Vince                    April 22, 2009             153               124.3700
Robin A. Vince                    April 22, 2009             100               124.3700
C. Howard Wietschner              April 22, 2009              20               124.3300
Douglas L. Feagin                 April 23, 2009           2,805               120.1486
Jonathan A. Langer                April 23, 2009           2,135               119.4077
Ivan Ross                         April 23, 2009             400               120.6300
Frank L. Coulson, Jr.             April 24, 2009           2,000               122.9780
Celeste A. Guth                   April 24, 2009           2,000               123.5000
Eric S. Lane                      April 24, 2009           1,500               123.2193
Ivan Ross                         April 24, 2009             500               122.6940
Robin A. Vince                    April 24, 2009             600               121.5000
Robin A. Vince                    April 24, 2009             100               121.5000
Robin A. Vince                    April 24, 2009             100               121.5000
Robin A. Vince                    April 24, 2009             200               121.5000
Susan A. Willetts                 April 24, 2009           5,000               123.0986

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
W. Thomas York, Jr.               April 24, 2009           1,000               123.5000
Frank L. Coulson, Jr.             April 27, 2009           2,000               123.1175
Katinka I. Domotorffy             April 27, 2009           2,978               123.0816
Timothy M. Kingston               April 27, 2009           5,000               124.0000
Eric S. Lane                      April 27, 2009           2,000               123.3750
Gene Reilly                       April 27, 2009               6               121.5000
Ivan Ross                         April 27, 2009             190               123.9100
Ivan Ross                         April 27, 2009             310               123.9300
Julian Salisbury                  April 27, 2009           7,380               122.8374
John E. Waldron                   April 27, 2009           2,500               123.9105
W. Thomas York, Jr.               April 27, 2009           1,000               124.0000
James R. Garman                   April 28, 2009             500               120.0000
Celeste A. Guth                   April 28, 2009           2,000               120.0625
Gene Reilly                       April 28, 2009             400               122.0000
Gene Reilly                       April 28, 2009             400               122.0000
Gene Reilly                       April 28, 2009             200               122.0000
Gregory A. Agran                  April 29, 2009           5,000               125.0000
Jin Yong Cai                      April 29, 2009           5,100               125.0000
Jane P. Chwick                    April 29, 2009           5,000               125.0000
Abby Joseph Cohen                 April 29, 2009             500               127.0000
William J. Conley, Jr.            April 29, 2009           2,000               126.7840
Thomas W. Cornacchia              April 29, 2009           5,000               126.0000
Frank L. Coulson, Jr.             April 29, 2009           4,000               124.6516
James R. Garman                   April 29, 2009             500               127.0000
Justin G. Gmelich                 April 29, 2009           5,000               125.8957
Celeste A. Guth                   April 29, 2009           2,000               126.4855
J. Christopher A. Kojima          April 29, 2009             100               125.3300
J. Christopher A. Kojima          April 29, 2009             100               125.3400
J. Christopher A. Kojima          April 29, 2009             100               125.3400
J. Christopher A. Kojima          April 29, 2009             100               125.3400
J. Christopher A. Kojima          April 29, 2009             100               125.3400
J. Christopher A. Kojima          April 29, 2009             100               127.1700
J. Christopher A. Kojima          April 29, 2009             100               127.1700
J. Christopher A. Kojima          April 29, 2009             100               127.1700
J. Christopher A. Kojima          April 29, 2009             100               127.1700
J. Christopher A. Kojima          April 29, 2009             100               127.1800
Gregg R. Lemkau                   April 29, 2009           2,200               126.3768
Peter J. Lyon                     April 29, 2009           9,900               125.0000
L. Peter O'Hagan                  April 29, 2009          10,000               125.3081
Gene Reilly                       April 29, 2009             100               122.9000
Gene Reilly                       April 29, 2009             400               122.9000
Gene Reilly                       April 29, 2009             300               122.9000
Gene Reilly                       April 29, 2009             100               122.9000
Gene Reilly                       April 29, 2009             100               122.9000
Gene Reilly                       April 29, 2009             400               123.7500
Gene Reilly                       April 29, 2009             100               123.7500
Gene Reilly                       April 29, 2009             100               123.7500
Gene Reilly                       April 29, 2009             400               123.7500
Gene Reilly                       April 29, 2009           1,000               125.0000
Gene Reilly                       April 29, 2009             200               125.9000
Gene Reilly                       April 29, 2009             200               125.9000
Gene Reilly                       April 29, 2009             200               125.9000
Gene Reilly                       April 29, 2009             200               125.9000
Gene Reilly                       April 29, 2009             100               125.9000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Gene Reilly                       April 29, 2009             100               125.9000
Gene Reilly                       April 29, 2009             400               127.0000
Gene Reilly                       April 29, 2009             100               127.0000
Gene Reilly                       April 29, 2009             500               127.0000
Michael Rimland                   April 29, 2009           8,000               126.4065
Ivan Ross                         April 29, 2009             700               125.7000
Ivan Ross                         April 29, 2009             300               127.0600
Katsunori Sago                    April 29, 2009           7,000               127.8000
Paul D. Scialla                   April 29, 2009             250               127.3400
Ravi Sinha                        April 29, 2009          10,000               125.0000
Ram K. Sundaram                   April 29, 2009             700               125.9500
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Ram K. Sundaram                   April 29, 2009             100               125.9700
Peter K. Tomozawa                 April 29, 2009             400               125.0000
Peter K. Tomozawa                 April 29, 2009             500               125.0000
Peter K. Tomozawa                 April 29, 2009             100               125.0000
Eiji Ueda                         April 29, 2009          10,000               127.9000
Robin A. Vince                    April 29, 2009             100               123.3000
Robin A. Vince                    April 29, 2009             100               123.3000
Robin A. Vince                    April 29, 2009             800               123.3000
John E. Waldron                   April 29, 2009           2,500               126.3370
Martin Wiwen-Nilsson              April 29, 2009           2,000               125.0000
Martin Wiwen-Nilsson              April 29, 2009           2,000               125.0000
W. Thomas York, Jr.               April 29, 2009           2,000               125.0000
Oliver R. Bolitho                 April 30, 2009           2,707               128.4700
Martin Hintze                     April 30, 2009             467               127.4314
John J. Lauto                     April 30, 2009           1,000               128.4700
Gene Reilly                       April 30, 2009             129               128.9000
Jeffrey A. Resnick                April 30, 2009           2,100               127.1400
Jeffrey A. Resnick                April 30, 2009             500               127.1500
Jeffrey A. Resnick                April 30, 2009             500               127.1600
Jeffrey A. Resnick                April 30, 2009             600               127.1700
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1800
Jeffrey A. Resnick                April 30, 2009             100               127.1900
Jeffrey A. Resnick                April 30, 2009             100               127.1900
Jeffrey A. Resnick                April 30, 2009             100               127.1900
Jeffrey A. Resnick                April 30, 2009             100               127.1900
Jeffrey A. Resnick                April 30, 2009             200               127.1900
Katsunori Sago                    April 30, 2009           7,000               128.8000
Guy E. Saidenberg                 April 30, 2009           4,100               129.6000
Marshall Smith                    April 30, 2009             100               126.7500
Marshall Smith                    April 30, 2009             100               126.7600

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Marshall Smith                    April 30, 2009             100               126.7900
Marshall Smith                    April 30, 2009             100               126.8000
Marshall Smith                    April 30, 2009             100               126.8000
Ram K. Sundaram                   April 30, 2009             100               127.9000
Ram K. Sundaram                   April 30, 2009             100               127.9000
Ram K. Sundaram                   April 30, 2009             200               127.9000
Ram K. Sundaram                   April 30, 2009             100               127.9000
Frederick Towfigh                 April 30, 2009           1,000               128.4700
Orit Freedman Weissman            April 30, 2009          17,199               126.7019
Jane P. Chwick                      May 1, 2009            5,000               130.0000
Celeste A. Guth                     May 1, 2009            2,000               130.0000
Hidehiro Imatsu                     May 1, 2009            3,000               129.9000
Timothy M. Kingston                 May 1, 2009            5,000               130.0000
Mitchell J. Lieberman               May 1, 2009            5,000               129.2538
Robert A. McTamaney                 May 1, 2009               57               129.0200
L. Peter O'Hagan                    May 1, 2009            5,000               129.6286
Craig Packer                        May 1, 2009            5,000               130.0000
Gene Reilly                         May 1, 2009              200               130.0000
Gene Reilly                         May 1, 2009              500               130.0000
Gene Reilly                         May 1, 2009              300               130.0000
Guy E. Saidenberg                   May 1, 2009            5,900               129.6092
Steve M. Scopellite                 May 1, 2009            5,000               130.0000
Thomas W. Cornacchia                May 4, 2009            5,000               131.0350
Frank L. Coulson, Jr.               May 4, 2009            2,000               131.3255
Justin G. Gmelich                   May 4, 2009            5,000               129.7218
Paul Graves                         May 4, 2009              100               131.2000
Paul Graves                         May 4, 2009              100               131.2200
Paul Graves                         May 4, 2009              100               131.2200
Timothy J. Ingrassia                May 4, 2009            7,000               133.8400
James C. Katzman                    May 4, 2009            6,000               130.1562
J. Christopher A. Kojima            May 4, 2009              250               129.4800
J. Christopher A. Kojima            May 4, 2009              100               130.4600
J. Christopher A. Kojima            May 4, 2009              100               130.4600
J. Christopher A. Kojima            May 4, 2009              100               131.3000
Mitchell J. Lieberman               May 4, 2009            5,000               131.0164
Mitchell J. Lieberman               May 4, 2009            5,000               133.0914
David M. Marcinek                   May 4, 2009              100               129.1300
David M. Marcinek                   May 4, 2009              100               129.1300
David M. Marcinek                   May 4, 2009              100               129.1300
David M. Marcinek                   May 4, 2009              100               129.1300
David M. Marcinek                   May 4, 2009              400               129.1300
David M. Marcinek                   May 4, 2009              100               129.1400
David M. Marcinek                   May 4, 2009              100               129.1400
L. Peter O'Hagan                    May 4, 2009            5,000               134.0000
Richard H. Powers                   May 4, 2009           15,000               130.0000
Ivan Ross                           May 4, 2009              500               129.5980
David C. Ryan                       May 4, 2009            5,000               132.7397
Katsunori Sago                      May 4, 2009            7,000               131.8000
Katsunori Sago                      May 4, 2009            7,000               132.8000
Katsunori Sago                      May 4, 2009            5,672               133.8000
Paul D. Scialla                     May 4, 2009              250               129.8900
Karen D. Seitz                      May 4, 2009            1,000               131.1880
Marshall Smith                      May 4, 2009              500               130.0000
Marshall Smith                      May 4, 2009              400               134.0400

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Marshall Smith                      May 4, 2009              100               134.0500
Ram K. Sundaram                     May 4, 2009              505               134.1800
Ram K. Sundaram                     May 4, 2009              200               134.1900
Shahriar Tadjbakhsh                 May 4, 2009            5,000               131.3784
John E. Waldron                     May 4, 2009            2,000               130.4795
Paul Walker                         May 4, 2009              100               129.3700
Paul Walker                         May 4, 2009              100               129.3700
Paul Walker                         May 4, 2009              100               129.3700
Paul Walker                         May 4, 2009              100               129.3700
Paul Walker                         May 4, 2009              100               129.3700
Paul Walker                         May 4, 2009              147               133.2600
Paul Walker                         May 4, 2009              100               133.2600
Gregg S. Weinstein                  May 4, 2009            2,500               130.8208
Martin Wiwen-Nilsson                May 4, 2009            2,000               133.0000

The following purchases of Voting Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange or by delivery from counterparties upon settlement of derivative transactions:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Todd A. Williams                  April 15, 2009           4,310               116.0081
Simon I. Mansfield                April 17, 2009          15,000                95.0000
David M. Ryan                     April 30, 2009           3,900               128.0000
Steven M. Feldman                   May 4, 2009              104               129.4800

The following sales of Other Shares were made by family members of the following Covered Persons or by estate planning entities (which are not Reporting Entities) established by the following Covered Persons or through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange or by delivery to counterparties upon settlement of derivative transactions:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Andrew M. Gordon                  April 15, 2009           5,000               120.0000
Marc O. Nachmann                  April 15, 2009           4,000               116.1408
Andrew M. Gordon                  April 16, 2009           5,000               122.0774
Jeffrey P. Nedelman               April 16, 2009           4,000               122.9109
Marc O. Nachmann                  April 17, 2009           1,000                85.0000
Marc O. Nachmann                  April 17, 2009           1,500                90.0000
Marc O. Nachmann                  April 17, 2009           1,000               120.0000
Marc O. Nachmann                  April 20, 2009           1,000               118.0000
Andrew M. Gordon                  April 27, 2009           2,000               122.0730
George C. Lee II                  April 27, 2009           5,000               123.8693
Andrew M. Gordon                  April 29, 2009           5,000               125.0000
Andrew M. Gordon                  April 29, 2009             116               126.8416
Andrew M. Gordon                  April 29, 2009             100               126.8900
Andrew M. Gordon                  April 29, 2009             153               126.9400
Andrew M. Gordon                  April 29, 2009           1,630               127.2293
Andrew M. Gordon                    May 4, 2009            6,000               132.0000
Andrew M. Gordon                    May 4, 2009            4,368               132.2000
Gene T. Sykes                       May 4, 2009           10,000               130.2353

The following purchases of Other Shares were made by family members of the following Covered Persons or by estate planning entities (which are not Reporting Entities) established by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange or by delivery from counterparties upon settlement of derivative transactions:

       COVERED PERSON               TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Todd A. Williams                  April 15, 2009             198               116.0400
Todd A. Williams                  April 15, 2009             198               116.0700
David M. Ryan                     April 30, 2009           3,900               128.0000

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                 NUMBER   STRIKE     SALES      NUMBER      NUMBER
                                                   OF      PRICE     PRICE    OF SHARES   OF SHARES
     COVERED PERSON         DATE OF EXERCISE    OPTIONS   (IN $)    (IN $)       SOLD      RETAINED
------------------------   ------------------   -------   ------   --------   ---------   ---------
John A. Ashdown              April 15, 2009       2,500    53.00   117.3788      2,500          0
Mary D. Byron                April 15, 2009       1,566   82.875   120.0000      1,566          0
Valentino D. Carlotti        April 15, 2009       3,424    53.00   119.0000      3,424          0
Lik Shuen David Chan         April 15, 2009       5,000    53.00   121.0000      5,000          0
Christopher A. Cole          April 15, 2009       5,011   82.875   120.0000      5,011          0
Rumiko Hasegawa              April 15, 2009       3,000    53.00   120.0000      3,000          0
Gwen R. Libstag              April 15, 2009       7,000    53.00   120.0000      4,964      2,036
Mitchell J. Lieberman        April 15, 2009       5,000    53.00   120.5558      5,000          0
John J. McCabe               April 15, 2009         500    53.00   117.2500        500          0
John J. McCabe               April 15, 2009         500    53.00   118.5000        500          0
Edward M. Siskind            April 15, 2009      13,217   82.875   120.0000     13,217          0
Edward M. Siskind            April 15, 2009       6,304   82.875   120.0000      6,304          0
Andrea A. Vittorelli         April 15, 2009       2,652   82.875   120.0000      2,652          0
Andrew F. Wilson             April 15, 2009      10,000    53.00   120.0000     10,000          0
Andrew E. Wolff              April 15, 2009       2,264    53.00   119.0000      2,264          0
Andrew E. Wolff              April 15, 2009         267    78.87   119.0000        267          0
Mitchell J. Lieberman        April 17, 2009       5,000    53.00   122.5306      5,000          0
James R. Paradise            April 17, 2009       1,000    53.00   120.4800      1,000          0
James R. Paradise            April 17, 2009       1,030    53.00   121.1800      1,030          0
James R. Paradise            April 17, 2009       2,000    53.00   121.9980      2,000          0
Jean Raby                    April 17, 2009       2,000    53.00   120.5505      2,000          0
Peter A. Seccia              April 17, 2009         135    53.00   120.8300        135          0
Daisuke Toki                 April 17, 2009         907    53.00   121.1800        907          0
Gwen R. Libstag*             April 20, 2009       2,000    53.00   116.9500          0      2,000
Gwen R. Libstag*             April 20, 2009       4,000    53.00   116.9500          0      4,000
John J. McCabe               April 20, 2009         500    53.00   116.2600        500          0
John J. McCabe               April 20, 2009         500    53.00   116.5140        500          0
John J. McCabe               April 20, 2009         500    53.00   116.7645        500          0
John J. McCabe               April 20, 2009         500    53.00   117.6000        500          0
John J. McCabe               April 20, 2009         500    53.00   117.6000        500          0
John J. McCabe               April 20, 2009         500    53.00   117.6661        500          0
John J. McCabe               April 20, 2009         500    53.00   118.0000        500          0
John J. McCabe               April 20, 2009         500    53.00   118.4960        500          0
John J. McCabe               April 20, 2009         500    53.00   118.5000        500          0
John J. McCabe               April 20, 2009         500    53.00   118.6000        500          0
James R. Paradise            April 20, 2009       1,000    53.00   115.7380      1,000          0
Wassim G. Younan             April 20, 2009      14,003    53.00   115.8318     14,003          0
Wassim G. Younan             April 20, 2009       2,222    53.00   116.0442      2,222          0

                                                 NUMBER   STRIKE     SALES      NUMBER      NUMBER
                                                   OF      PRICE     PRICE    OF SHARES   OF SHARES
     COVERED PERSON         DATE OF EXERCISE    OPTIONS   (IN $)    (IN $)       SOLD      RETAINED
------------------------   ------------------   -------   ------   --------   ---------   ---------
Christopher A. Cole          April 21, 2009       2,000   82.875   120.0000      2,000          0
Gwen R. Libstag*             April 21, 2009       7,000    53.00   117.2650          0      7,000
John J. McCabe               April 21, 2009         500    53.00   116.3300        500          0
John A. Ashdown              April 22, 2009       2,500    53.00   122.5396      2,500          0
Paul D. Bernard              April 22, 2009       6,534    53.00   123.6292      6,534          0
Robert A. Berry              April 22, 2009      17,420    53.00   121.7074     17,420          0
John J. McCabe               April 22, 2009         500    53.00   123.1500        500          0
James R. Paradise            April 22, 2009         500    53.00   118.3300        500          0
W. Thomas York, Jr.          April 22, 2009       2,000    53.00   123.7990      2,000          0
Rumiko Hasegawa              April 23, 2009       3,000    53.00   121.9000      3,000          0
James R. Paradise            April 23, 2009         500    53.00   121.9000        500          0
Heather K. Shemilt           April 23, 2009       1,769    53.00   119.2540      1,769          0
Rumiko Hasegawa              April 24, 2009       1,500    53.00   123.5000      1,500          0
Rumiko Hasegawa              April 24, 2009       3,000    53.00   123.5000      3,000          0
Rumiko Hasegawa              April 27, 2009       2,000    53.00   120.0000      2,000          0
John J. McCabe               April 27, 2009         500    53.00   122.0500        500          0
John J. McCabe               April 27, 2009         500    53.00   123.2000        500          0
John J. McCabe               April 27, 2009         500    53.00   123.9200        500          0
James R. Paradise            April 27, 2009         500    53.00   122.9400        500          0
James R. Paradise            April 27, 2009         500    53.00   123.7420        500          0
Jean Raby                    April 27, 2009       1,000    53.00   123.0180      1,000          0
John J. Vaske                April 27, 2009       8,610    91.61   122.8247      8,610          0
Rumiko Hasegawa              April 28, 2009       2,000    53.00   119.8500      2,000          0
John J. McCabe               April 28, 2009         500    53.00   120.5000        500          0
Robert A. Berry              April 29, 2009      17,419    53.00   124.0800     17,419          0
Laura C. Conigliaro          April 29, 2009       5,000   82.875   126.3274      5,000          0
Joseph H. Gleberman          April 29, 2009      20,000   82.875   123.4444     16,606      3,394
Rumiko Hasegawa              April 29, 2009       2,000    53.00   122.5000      2,000          0
Rumiko Hasegawa              April 29, 2009       3,000    53.00   125.0000      3,000          0
Rumiko Hasegawa              April 29, 2009       2,000    53.00   125.0000      2,000          0
John J. McCabe               April 29, 2009         500    53.00   125.8000        500          0
Stephen R. Pierce            April 29, 2009      11,000    53.00   127.6107     11,000          0
Heather K. Shemilt           April 29, 2009          53    53.00   125.8700         53          0
Andrew F. Wilson             April 29, 2009       3,530    53.00   126.5000      3,530          0
Andrew F. Wilson             April 29, 2009       2,832    53.00   127.0000      2,832          0
W. Thomas York, Jr.          April 29, 2009       2,000    53.00   125.0000      2,000          0
Rumiko Hasegawa              April 30, 2009       1,500    53.00   128.4700      1,500          0
John J. McCabe               April 30, 2009         500    53.00   127.5000        500          0
Jean Raby                    April 30, 2009         733    53.00   127.8255        733          0
Andrew F. Wilson             April 30, 2009      10,000    53.00   129.0000     10,000          0
W. Thomas York, Jr.          April 30, 2009       1,000    53.00   127.5480      1,000          0
Rumiko Hasegawa                May 1, 2009          713    53.00   128.0200        713          0
Rumiko Hasegawa                May 1, 2009        3,000    53.00   130.0000      3,000          0
W. Thomas York, Jr.            May 1, 2009        1,000    53.00   129.1500      1,000          0
W. Thomas York, Jr.            May 1, 2009        1,000    53.00   130.0000      1,000          0
Steven M. Feldman              May 4, 2009        2,000    78.87   129.3500      2,000          0
Joseph H. Gleberman            May 4, 2009       15,000   82.875   129.5126     12,388      2,612
John J. McCabe                 May 4, 2009          500    53.00   128.7000        500          0

                                                 NUMBER   STRIKE     SALES      NUMBER      NUMBER
                                                   OF      PRICE     PRICE    OF SHARES   OF SHARES
     COVERED PERSON         DATE OF EXERCISE    OPTIONS   (IN $)    (IN $)       SOLD      RETAINED
------------------------   ------------------   -------   ------   --------   ---------   ---------
John J. McCabe                 May 4, 2009          500    53.00   130.0800        500          0
W. Thomas York, Jr.            May 4, 2009        1,000    53.00   129.1580      1,000          0

* This transaction was a cash-for-stock exercise, not a cashless exercise, and did not involve the sale of stock.

The following charitable contributions and other transfers of shares in transactions for which no consideration was received were made by the following Covered Persons:

                                                                  ACQUISITION OR
COVERED PERSON               TRANSFER DATE     NUMBER OF SHARES     DISPOSITION
------------------------   -----------------   ----------------   --------------
Jeffrey B. Goldenberg        April 20, 2009            800          Disposition
Celeste A. Guth              April 20, 2009            425          Disposition
Celeste A. Guth              April 20, 2009          2,374          Disposition
Celeste A. Guth              April 20, 2009          9,991          Disposition
Ivan Ross                    April 21, 2009            406          Disposition
Kevin W. Kennedy             April 27, 2009          2,000          Disposition
Kevin W. Kennedy             April 27, 2009         10,000          Disposition
Stuart N. Bernstein          April 30, 2009            100          Disposition
Timothy J. Ingrassia         April 30, 2009            785          Disposition
Timothy J. Ingrassia         April 30, 2009            785          Disposition
Timothy J. Ingrassia         April 30, 2009          1,178          Disposition
Timothy J. Ingrassia         April 30, 2009          1,962          Disposition
Timothy M. Kingston          April 30, 2009          2,000          Disposition

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs 401(k) Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of Other Shares set forth below:

                           ACQUISITION OR                                           PRICE PER
COVERED PERSON               DISPOSITION    TRANSACTION DATE   NUMBER OF SHARES   SHARE (IN $)
------------------------   --------------   ----------------   ----------------   ------------
Peter K. Tomozawa            Acquisition     March 13, 2009             1            98.8000
Peter K. Tomozawa            Acquisition     March 31, 2009             1           106.0200
Peter K. Tomozawa            Acquisition     April 15, 2009             1           121.1900
Douglas L. Feagin            Disposition     April 22, 2009           691           120.4900
Peter K. Tomozawa            Acquisition     April 30, 2009             1           128.5000

                                                                         ANNEX F

ITEM 6. DESCRIPTION OF POSITIONS IN DERIVATIVE INSTRUMENTS OF COVERED PERSONS OR REPORTING ENTITIES.

The following Covered Persons or Reporting Entities have written or purchased American-style standardized call options or put options on Voting Shares with the following terms:

                               INSTRUMENT     NUMBER OF   STRIKE PRICE
      COVERED PERSON          AND POSITION      SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
--------------------------   --------------   ---------   ------------   ------------------   -----------------
Gary T. Giglio                Put Written        4,000          80        October 10, 2008     January 16, 2010
Laura C. Conigliaro           Call Written       5,000         100        January 16, 2009     January 16, 2010
David J. Greenwald            Call Written       1,000          90        January 16, 2009     January 16, 2010
David H. Voon                 Call Written       5,000          75        January 21, 2009      July 18, 2009
David H. Voon                 Call Written         200          95        January 21, 2009      July 18, 2009
Michael J. Millette           Call Written       2,400          90        January 26, 2009      July 18, 2009
Kenneth A. Pontarelli         Call Written       5,000         125        January 27, 2009     January 16, 2010
Robert J. Sweeney             Call Written       3,000          95        January 27, 2009      July 18, 2009
Peter C. Aberg                Call Written       1,000         125        January 28, 2009     January 16, 2010
Peter C. Aberg                Call Written       1,000         150        January 28, 2009     January 22, 2011
Peter C. Aberg                Call Written       1,000         160        January 28, 2009     January 22, 2011
Kevin S. Gasvoda              Call Written       3,000         100        January 28, 2009      July 18, 2009
Michael E. Koester            Call Written       2,000          90        January 28, 2009      July 18, 2009
Richard M. Ruzika             Call Written      30,000         100        January 28, 2009      July 18, 2009
Jeffrey M. Tomasi             Call Written       2,000          90        January 28, 2009      July 18, 2009
Theodore T. Wang              Call Written      10,000          90        January 28, 2009      July 18, 2009
Susan A. Willetts             Call Written       5,000         100        January 28, 2009      July 18, 2009
Kevin S. Gasvoda              Call Written       1,500         105        January 29, 2009      July 18, 2009
Peter C. Aberg                Call Written      12,000         130        February 2, 2009     January 22, 2011
Peter C. Aberg                Call Written       8,000         140        February 2, 2009     January 22, 2011
Richard A. Kimball, Jr.       Call Written      12,000          95        February 2, 2009      July 18, 2009
Larry M. Kellerman            Call Written       4,000         110        February 4, 2009      July 18, 2009
Larry M. Kellerman            Call Written       2,000         115        February 4, 2009      July 18, 2009
Michael Rimland               Call Written      10,000         105        February 4, 2009      July 18, 2009
John S. Daly                  Call Written      10,000         135        February 5, 2009     January 16, 2010
Kevin S. Gasvoda              Call Written       1,000         115        February 5, 2009      July 18, 2009
Edward G. Hadden              Call Written       2,800         150        February 5, 2009      July 18, 2009
Christopher A. Cole           Call Written      10,000         120        February 6, 2009      July 18, 2009
Todd G. Owens                 Call Written       1,000         120        February 6, 2009      July 18, 2009
Michael J. Swenson            Call Written       5,000         105        February 6, 2009      July 18, 2009
Milton R. Berlinski           Put Written       72,600          60        February 9, 2009      July 18, 2009
Milton R. Berlinski           Call Written      72,600         110        February 9, 2009      July 18, 2009
Jack Levy                     Call Written      25,000         115        February 9, 2009     January 16, 2010
Jack Levy                     Call Written      75,000         130        February 9, 2009     January 16, 2010
Thomas J. Kenny               Call Written       7,600          90        February 12, 2009    January 16, 2010
Joseph Ravitch                Call Written      13,200          95        February 13, 2009     July 18, 2009
Ivan Ross                     Call Written       1,500         110        February 13, 2009     July 18, 2009
Ivan Ross                     Call Written         500         115        February 13, 2009     July 18, 2009
John E. Waldron               Call Written       3,300         115        February 13, 2009     July 18, 2009
John E. Waldron               Call Written       3,300         120        February 13, 2009     July 18, 2009
John E. Waldron               Call Written       3,400         125        February 13, 2009     July 18, 2009
Milton R. Berlinski           Put Written       70,000          50        February 18, 2009     July 18, 2009
David J. Greenwald            Call Written       2,000          90        February 19, 2009     July 18, 2009

                               INSTRUMENT     NUMBER OF   STRIKE PRICE
      COVERED PERSON          AND POSITION      SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
--------------------------   --------------   ---------   ------------   ------------------   -----------------
David J. Greenwald            Call Written       4,000         100        February 19, 2009    January 16, 2010
Peter Gross                   Call Written      19,400         125        February 20, 2009     July 18, 2009
David H. Voon                 Call Written       5,000          85        February 20, 2009    January 16, 2010
David H. Voon                 Call Written       2,500          70        February 23, 2009     July 18, 2009
Dean C. Backer                Call Written      10,000         130         April 15, 2009       July 18, 2009
Colin J. Corgan               Call Written      26,000         140         April 15, 2009        May 16, 2009
Jean A. De Pourtales          Call Written      15,200         140         April 15, 2009      October 17, 2009
Mark F Dehnert                Call Written      18,500         125         April 15, 2009        May 16, 2009
Mark F Dehnert *              Call Written       3,900         125         April 15, 2009        May 16, 2009
Justin G. Gmelich             Call Written      10,000         140         April 15, 2009       July 18, 2009
Todd G. Owens                 Call Written       1,000         150         April 15, 2009      October 17, 2009
Richard M. Ruzika             Call Written      20,000         140         April 15, 2009       July 18, 2009
Alejandro Vollbrechthausen    Put Written        1,000          95         April 15, 2009        May 16, 2009
Paolo Zannoni                 Call Written      14,800         145         April 15, 2009      October 17, 2009
Paolo Zannoni                 Call Written      11,200         145         April 15, 2009      October 17, 2009
Kathleen G. Elsesser          Call Written       4,500         125         April 16, 2009       July 18, 2009
Diego De Giorgi               Call Written       6,800         145         April 16, 2009       July 18, 2009
Jeffrey B. Goldenberg         Call Written      10,000         110         April 16, 2009        May 16, 2009
David J. Greenwald            Call Written       1,000         120         April 16, 2009       July 18, 2009
Maykin Ho                     Call Written       7,500         125         April 16, 2009       July 18, 2009
George N. Mattson             Call Written      10,000         140         April 16, 2009       July 18, 2009
Marc O. Nachmann *            Call Written       1,500         120         April 16, 2009        May 16, 2009
Marc O. Nachmann *            Call Written         500         130         April 16, 2009        May 16, 2009
Jean Raby                     Call Written       2,000         100         April 16, 2009       July 18, 2009
Peter K. Tomozawa             Call Written       2,000         125         April 16, 2009        May 16, 2009
Andrea A. Vittorelli          Call Written       2,100         120         April 16, 2009       July 18, 2009
Matthew C. Westerman          Call Written      20,000         145         April 16, 2009       July 18, 2009
Larry M. Kellerman            Call Written       3,900         140         April 17, 2009      October 17, 2009
Jeffrey M. Moslow             Call Written       5,000         130         April 17, 2009       July 18, 2009
Jeffrey M. Moslow             Call Written       5,000         145         April 17, 2009       July 18, 2009
Milton R. Berlinski           Put Written       50,000         105         April 20, 2009      January 16, 2010
Milton R. Berlinski          Call Purchased     50,000         120         April 20, 2009      January 16, 2010
Milton R. Berlinski           Call Written      50,000         190         April 20, 2009      January 16, 2010
Edward G. Hadden              Call Written       4,500         125         April 20, 2009      October 17, 2009
Simon I. Mansfield            Call Written      15,800         130         April 20, 2009       July 18, 2009
Enrico S. Gaglioti            Call Written      10,000         120         April 21, 2009       July 18, 2009
Michael J. Graziano           Call Written       4,000         150         April 21, 2009      January 16, 2010
Kenneth A. Pontarelli         Call Written       2,500         140         April 21, 2009      October 17, 2009
David J. Greenwald            Call Written       2,000         130         April 22, 2009      October 17, 2009
Charlotte P. Ransom           Call Written       4,000         150         April 22, 2009      October 17, 2009
Peter K. Tomozawa             Call Written       2,000         125         April 22, 2009       June 20, 2009
C. Howard Wietschner          Call Written         800         100         April 22, 2009       June 20, 2009
Larry M. Kellerman            Call Written       9,000         120         April 23, 2009       July 18, 2009
Larry M. Kellerman            Call Written       5,000         140         April 23, 2009      January 16, 2010
Larry M. Kellerman            Call Written       2,200         140         April 23, 2009      October 17, 2009
Larry M. Kellerman            Call Written      10,000         150         April 23, 2009      October 17, 2009
Peter A. Seccia               Call Written       5,000         130         April 24, 2009       June 20, 2009
Steve M. Scopellite           Call Written       5,000         130         April 24, 2009       June 20, 2009
W. Thomas York, Jr.           Call Written       1,000         125         April 24, 2009       July 18, 2009
W. Thomas York, Jr.           Call Written       1,000         130         April 24, 2009       July 18, 2009
Diego De Giorgi               Call Written       5,000         145         April 29, 2009       July 18, 2009

                               INSTRUMENT     NUMBER OF   STRIKE PRICE
      COVERED PERSON          AND POSITION      SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
--------------------------   --------------   ---------   ------------   ------------------   -----------------
Anahue Limited                Call Written      11,500         150         April 30, 2009      January 16, 2010
Craig W. Broderick *          Call Written      10,000         140         April 30, 2009       July 18, 2009
Andrew A. Chisholm            Call Written      20,000         140         April 30, 2009      January 16, 2010
Andrew A. Chisholm            Call Written       8,500         150         April 30, 2009      January 16, 2010
Ivan Ross                     Call Written         600         130         April 30, 2009      January 16, 2010
Ivan Ross                     Call Written         600         135         April 30, 2009      January 16, 2010
Martin M. Werner              Call Written      10,000         150         April 30, 2009       July 18, 2009
Yoel Zaoui                    Call Written       9,500         150         April 30, 2009      October 17, 2009
Jeffrey M. Moslow             Call Written       5,000         135           May 1, 2009        July 18, 2009
Michael J. Graziano           Call Written       4,000         165           May 4, 2009       January 16, 2010
Jeffrey A. Resnick            Call Written       5,000         135           May 4, 2009        July 18, 2009
Ivan Ross                     Call Written         400         140           May 4, 2009       January 16, 2010

* This transaction was conducted through an estate planning entity and relates to Other Shares.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 13, 2009

                                        By: /s/ Beverly L. O'Toole
                                            ------------------------------------
                                        Name: Beverly L. O'Toole
                                        Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                Description
-------   ----------------------------------------------------------------------
   A.     Registration Rights Instrument, dated as of December 10, 1999
          (incorporated by reference to Exhibit G to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   B.     Supplemental Registration Rights Instrument, dated as of December 10,
          1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   C. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
          (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   E.     Form of Counterpart to Shareholders' Agreement for non-U.S.
          corporations (incorporated by reference to Exhibit L to Amendment No.
          3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
          005-56295)).

   F.     Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
          (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   G.     Supplemental Registration Rights Instrument, dated as of June 19, 2000
          (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

   H.     Power of Attorney (incorporated by reference to Exhibit X to Amendment
          No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No.
          005-56295)).

   I.     Supplemental Registration Rights Instrument, dated as of December 21,
          2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
          005-56295)).

   J.     Supplemental Registration Rights Instrument, dated as of December 21,
          2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
          Group, Inc.).

   K.     Supplemental Registration Rights Instrument, dated as of December 20,
          2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
          Group, Inc.).

   L.     Form of Written Consent Relating to Sale and Purchase of Common Stock
          (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

   M.     Supplemental Registration Rights Instrument, dated as of December 19,
          2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs
          Group, Inc.).

   N. Amended and Restated Shareholders' Agreement, effective as of the close of business on June 22, 2004 (incorporated by reference to Exhibit M to Amendment No. 54 to the Initial Schedule 13D, filed June
          22, 2004 (File No. 005-56295)).

   O.     Form of Letter Agreement, dated September 28, 2008, between certain
          Covered Persons and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit O to Amendment No. 71 to the Initial Schedule
          13D, filed October 1, 2008 (File No. 005-56295)).